Exhibit 4.1

AMENDMENT TO RIGHTS AGREEMENT

This Amendment (this “Amendment”) to the Rights Agreement, dated as of July 30, 1998, as amended (the “Rights Agreement”), between CenterPoint Properties Trust, a Maryland real estate investment trust (the “Trust”), and Computershare Investor Services, as Rights Agent, is made and entered into as of December 7, 2005.

WHEREAS, concurrently herewith the Trust is entering into that certain Agreement and Plan of Merger, dated December 7, 2005 (the “Merger Agreement”), by and among CalEast Industrial Investors, LLC, a California limited liability company (“Parent”), Solstice Merger Trust, a Maryland real estate investment trust and a wholly owned subsidiary of Parent (the “Merger Sub”), and the Trust, pursuant to which the Merger Sub will be merged with and into the Trust;

WHEREAS, Section 26(a) of the Rights Agreement provides that, prior to the Trigger Date, a majority of the Board of Trustees of the Trust may, and the Rights Agent shall, if so directed, supplement or amend any provision of the Rights Agreement without the approval of any holders of Rights;

WHEREAS, as of the time immediately prior to this Amendment, a Trigger Date has not occurred; and

WHEREAS, a majority of the Board of Trustees of the Trust has determined, in connection with the execution of the Merger Agreement, that it is desirable to amend the Rights Agreement and has directed that the Rights Agreement be amended as provided herein pursuant to Section 26(a) of the Rights Agreement.

NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:

1.             Section 1 of the Rights Agreement shall be supplemented by adding the following subsections (gg) and (hh) immediately after subsection (ff):

(gg)         “Merger” shall have the meaning specified in the Merger Agreement.

(hh)         “Merger Agreement” shall mean that certain Agreement and Plan of Merger, dated December 7, 2005, as it may be amended from time to time (the “Merger Agreement”), by and among CalEast Industrial Investors, LLC, a California limited liability company (“Parent”), Solstice Merger Trust, a Maryland real estate investment trust and a wholly owned subsidiary of Parent (the “Merger Sub” and, together with Parent, the “Purchaser Parties”), and the Trust.

2.             The definition of “Acquiring Person” as set forth in Section 1(a) of the Rights Agreement shall be supplemented to include the following provision at the end of such definition:

“Notwithstanding the foregoing or anything to the contrary in this Agreement, none of the Purchaser Parties nor any of their respective Affiliates or Associates or any of their permitted assignees or transferees shall be deemed to be an “Acquiring Person” by reason or as a result of (A) the approval, execution or delivery of the Merger Agreement or any amendment thereto, (B) the approval or consummation of the transactions and agreements contemplated by the Merger Agreement (including, without limitation, the Merger) or (C) the public announcement of any of the foregoing (each of (A) through (C), a “Merger Event”).”

3.             The definition of “Exempt Person” as set forth in Section 1(r) of the Rights Agreement shall be amended and restated in its entirety as follows:

““Exempt Person” means (i) the Trust, (ii) any Subsidiary of the Trust, (iii) any employee benefit plan of the Trust or of any Subsidiary of the Trust, (iv) any Person holding Common Shares for any such employee benefit plan or for employees of the Trust or of any Subsidiary of the Trust pursuant to the terms of any such employee benefit plan, and (v) LaSalle U.S. Holdings, Inc., the California Public Employees’ Retirement System and any direct or indirect Subsidiary of CalEast Industrial Inventors, LLC.”

4.             The definition of “Exchange Date” as set forth in Section 1(p) of the Rights Agreement shall be amended and restated in its entirety as follows:

““Exchange Date” means the time at which all of the then-outstanding and exercisable Rights are exchanged pursuant to Section 11(c)(3).”

5.             The definition of “Expiration Date” as set forth in Section 1(t) of the Rights Agreement shall be amended and restated in its entirety as follows:

““Expiration Date” means the earlier of (i) immediately prior to the Effective Time (as defined in the Merger Agreement) and (ii) the Close of Business on July 30, 2008.”

6.             The definition of “Stock Acquisition Date” as set forth in Section 1(cc) of the Rights Agreement shall be supplemented to include the following provision at the end of such definition:

“Notwithstanding the foregoing or anything to the contrary in this Agreement, no Stock Acquisition Date shall be deemed to occur or shall have occurred, by reason of or as a result of a Merger Event.”

7.             The definition of “Trigger Date” as set forth in Section 1(ee) of the Rights Agreement shall be supplemented to include the following provision at the end of such definition:

“Notwithstanding the foregoing or anything to the contrary in this Agreement, no Trigger Date shall be deemed to occur or shall have occurred, by reason or as a result of a Merger Event.”

8.             The definition of “Triggering Event” as set forth in Section 1(ff) of the Rights Agreement shall be supplemented to include the following provision at the end of such definition:

“Notwithstanding the foregoing or anything to the contrary in this Agreement, no Triggering Event shall be deemed to occur or shall have occurred, by reason or as a result of a Merger Event.”

9.             Section 3(a) of the Rights Agreement shall be supplemented to include the following provision at the end of such subsection:

“Notwithstanding the foregoing or anything to the contrary in this Agreement, no Distribution Date shall be deemed to occur or shall have occurred, by reason or as a result of a Merger Event.”

10.           Except for the amendments made hereby, the Rights Agreement shall continue in full force and effect.

11.           This Amendment shall be deemed to be a contract made under the laws of the State of Maryland and for all purposes shall be governed by and construed in accordance with the internal laws of Maryland applicable to contracts to be made and performed entirely within Maryland.

12.           This Amendment shall be effective as of, and immediately prior to, the execution and delivery of the Merger Agreement, and all references to the Rights Agreement shall, from and after such time, be deemed to be references to the Rights Agreement as amended hereby.

13.           Exhibits B and C to the Rights Agreement shall be deemed amended in a manner consistent with this Amendment.

14.           This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute one and the same instrument.

15.           Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Rights Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the Trust has caused this Amendment to be duly executed and attested, all as of the day and year first written above.

CENTERPOINT PROPERTIES TRUST, a Maryland real estate investment trust

By:	/s/ Daniel Hemmer
Name: Daniel Hemmer
Title: General Counsel

By:	/s/ Rockford O. Kottka
Name: Rockford O. Kottka
Title: Treasurer

COMPUTERSHARE INVESTOR SERVICES, as Rights Agent

By:	/s/ Tammie J. Marshall
Name: Tammie J. Marshall
Title: Senior Account Manager

[Signature page for Amendment to Rights Agreement]